CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Forbes Medi-Tech Inc.

We consent to the use of

(a)

our report dated March 8, 2005, with respect to the consolidated balance sheets of Forbes Medi-Tech Inc. as at December 31, 2004 and 2003 and the related consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2004, incorporated by reference herein; and

(b)

our report dated March 8, 2005 on the supplemental information entitled “Item 18 - Reconciliation with United States Generally Accepted Accounting Principles, included herein;

and to the reference to our firm under the heading “Experts” in the prospectus.

“KPMG, LLP”

Chartered Accountants

Vancouver, Canada

November 22, 2005